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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                         REPUBLIC AIRWAYS HOLDINGS INC.


                           --------------------------

            The undersigned hereby certifies that:

      ONE: He is the duly elected and acting Executive Vice President and Secretary of said corporation.

      TWO: That the name of said corporation is Republic Airways Holdings Inc. Said corporation was originally incorporated pursuant to the General Corporation Law on March 20, 1996, under the name Wexford III Corp. and changed its name to Wexford Air Holdings Inc. on November 8, 1999.

      THREE: The Certificate of Incorporation of said corporation shall be amended and restated to read in full as follows:

            FIRST: The name of the corporation is REPUBLIC AIRWAYS HOLDINGS INC.

            SECOND: The address of the registered office of this corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

            THIRD: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware as set forth in Title 8 of the Delaware Code 1953, as amended (the "GCL").

            FOURTH: The total number of shares of stock which the corporation shall have the authority to issue is Eighty Million (80,000,000) shares, of which Seventy Five Million (75,000,000) shares shall be Common Stock and Five Million (5,000,000) shares shall be Preferred Stock, with both Common and Preferred Stock having a par value of $.001 per share.

                  A. PREFERRED STOCK. The Board of Directors is expressly
            authorized to provide for the issue from time to time of all or any shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a "Preferred Stock


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            Designation") and as may be permitted by the GCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

                  B. COMMON STOCK. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

            FIFTH: The corporation is to have perpetual existence.

            SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the by-laws of the corporation. Notwithstanding anything in this Certificate of Incorporation to the contrary, this paragraph and paragraphs ELEVENTH, TWELFTH and THIRTEENTH of this Certificate of Incorporation may not be repealed or amended in any respect, and no provision inconsistent therewith may be adopted by the stockholders unless such action is approved by the affirmative vote of the holders of sixty-six and two-thirds percent (662/3%) of the outstanding shares of all classes and series of the corporation entitled to vote generally in the election of the corporation's directors.

            SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision of the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

            EIGHTH: A. Except as the GCL may otherwise require, any vacancies in the Board of Directors for any reason, including unfilled vacancies resulting from the removal of directors for cause, and newly created directorships, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified.

            B. Notwithstanding anything contained in this Certificate of Incorporation or the By-Laws of the Corporation to the contrary, the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting


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      together as a single class, shall be required to alter, change, amend, repeal, or adopt any provision inconsistent with, this Article EIGHTH:

            NINTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of the GCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of the GCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

            TENTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or thereafter prescribed by statute, and all rights conferred on the stockholders herein are granted subject to this reservation.

            ELEVENTH. The corporation shall indemnify each person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or is or was a director, officer, employee or agent of a foreign or domestic corporation that was a predecessor corporation of this corporation or another enterprise at the request of the predecessor corporation to the fullest extent permitted by Section 145 of the GCL, as amended. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, and such indemnification shall continue as to a person who has ceased to be such a person and shall inure to the benefit of the heirs, executors and administrators of such a person.

            Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall be prospective only, and shall not adversely affect any


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      right or protection of a director, officer, agent, or other person existing at the time of such repeal or modification.

            TWELFTH: A director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for the breach of any fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
      (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended after the date of Incorporation of the corporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended.

            Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

            THIRTEENTH: A. If Wexford Capital LLC or any of its Affiliates (collectively, "Parent") or any director or officer of the corporation who is a director, officer or employee of Parent acquires knowledge of a potential transaction or matter which may be a Competitive Opportunity or otherwise is then exploiting or investigating the exploitation of any Competitive Opportunity, the corporation shall have no interest in, and no expectation that, such Competitive Opportunity be offered to it, any such interest or expectation being hereby renounced so that Parent and such individuals (1) shall (i) have no duty to communicate or present such Competitive Opportunity to the corporation and (ii) have the right to hold any such Competitive Opportunity for Parent's (and its officers', directors', agents', stockholders', members', partners', Affiliates' or Subsidiaries') own account and benefit; or to recommend, assign or otherwise transfer or deal in such Competitive Opportunity to Persons other than the corporation or any Affiliate of the corporation and (2) cannot be, and shall not be, liable to the corporation or its stockholders for breach of any fiduciary duty as a stockholder, officer or director of the corporation or otherwise by reason of the fact that Parent or any such individual pursues or acquires such Competitive Opportunity for Parent, directs, sells, assigns or otherwise transfers or deals in such Competitive Opportunity to another Person, or does not communicate information regarding such Competitive Opportunity to the corporation.

            B. For purposes of this Article, capitalized terms shall have the following meanings:

            (i) "Affiliate" means, as applied to a person, any other person directly or indirectly controlling, controlled by, or under common control with, that person. For purposes of this definition "control" (including, with correlative meanings,


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      the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise.

            (ii) "Capital Stock" of any person means any and all shares, interests, rights to purchase, options, warrants, participation or other equivalents of or interest in (however designated) the equity of such person, including any preferred stock.

            (iii) "Competitive Opportunity" means an investment or business opportunity or prospective economic or competitive advantage in which the corporation could have an interest or expectancy.

            (iv) "Subsidiary" of any person means any other person of which more than fifty percent (50%) of the total Voting Power thereof or the Capital Stock thereof is at the time owned or controlled, directly or indirectly, by the first person and/or one or more of its Subsidiaries.

            (v) "Voting Power" means, as of the date of determination, the voting power in the general election of directors, managers or trustees, as applicable.

            FOURTEENTH: The corporation elects not to be governed by Section 203 of the GCL.

            FIFTEENTH:

                         FEDERAL AVIATION ACT COMPLIANCE

      Section 1. DEFINITIONS. The following definitions shall apply for purposes of this Article FIFTEENTH:

            (a) "Act" shall mean the Federal Aviation Act of 1958, recodified at Title 49 United States Code (Transportation), as amended from time to time.

            (b) "Excess Shares" shall have the meaning set forth in Section 4 of this Article FIFTEENTH.

            (c) "Foreign Stock" shall mean the Voting Stock registered in the Foreign Stock Record.

            (d)   "Foreign Stock Record" shall have the meaning set forth in
                  Section 3 of this Article FIFTEENTH.

            (e) "Non-Citizen" shall mean any person or entity that is not a "citizen of the United States" as defined in 49 U.S.C. ss. 40102(a)(15), as amended, or in any successor provision, including any agent, trustee or representative of a non-citizen.


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            (f)   "Own or Control" or "Owned or Controlled", when used in
                  reference to Voting Stock, shall mean (i) ownership of record,
                  (ii) beneficial ownership, or (iii) the power to direct, by agreement, agency or in any other manner, the voting of Voting Stock. Any determination by the Board of Directors as to whether Voting Stock is Owned or Controlled by a Non-Citizen shall be final.

            (g) "Permitted Foreign Ownership" shall mean the number of shares of Voting Stock in the aggregate that may be owned or controlled by Non-Citizens pursuant to the Act or pursuant to any United States statutory or United States Department of Transportation regulatory or interpretive restrictions on foreign ownership and control of the corporation, such that the corporation and any of its subsidiaries may or still be deemed "a citizen of the United States" as defined in 49 U.S.C. ss. 40102(a)(15), as amended, or in any successor provision.

            (h) "Redemption Price" shall have the meaning set forth in Section 5 of this Article FIFTEENTH.

            (i) "Voting Stock" shall mean the outstanding shares of capital stock of the corporation entitled to vote, including any such shares that would be entitled to vote but for the operations of this Article FIFTEENTH.

      Section 2. POLICY. It is the policy of the corporation that, consistent with the requirements of the Act or of any other United States statutory or United States Department of Transportation regulatory or interpretive restrictions on foreign ownership and control of the corporation, Non-Citizens shall not Own or Control more than the Permitted Foreign Ownership and, if Non-Citizens nonetheless at any time Own or Control more than the Permitted Foreign Ownership, the voting rights of the shares of Foreign Stock in excess of the Permitted Foreign Ownership shall be suspended in accordance with Section 4 of this Article FIFTEENTH below.

      Section 3.  FOREIGN STOCK RECORD.

            (a) DESCRIPTION. The corporation or any transfer agent designated by it shall maintain a separate stock record (the "Foreign Stock Record") for purposes of registering Voting Stock Owned or Controlled by Non-Citizens. The Foreign Stock Record shall include (a) the name and nationality of each such Non-Citizen,
                  (b) the number of Voting Stock Owned or Controlled by such Non-Citizen, and (c) the date of registration of such shares in the Foreign Stock Record.

            (b) REGISTRATION. The corporation shall register in the Foreign Stock Record shares of Voting Stock that the corporation determines are Owned or Controlled by one or more Non-Citizens. Such shares shall be registered in the Foreign Stock Record in chronological order based


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                  on the date and time of the written request for determination by the corporation of the status of any such Voting Stock. The corporation may rely on such certifications or other evidence it deems appropriate in determining the citizenship status of any person and, by way of illustration but not limitation, the corporation may presume that Voting Stock is Owned or Controlled by a Non-Citizen and may register such Voting Stock in the Foreign Stock Record if the registered holder thereof has an address located outside the United States.

            (c) CONFIRMATION OF CITIZENSHIP. The corporation from time to time may require the holder of record of any Voting Stock to confirm the citizenship status of the person or persons who Own or Control that Voting Stock by executing such certificates and providing such other evidence that the corporation determines is reasonably necessary for that purpose. If the holder of record of shares of Voting Stock fails to confirm or provide evidence to the satisfaction of the corporation that such shares are not Owned or Controlled by one or more Non-Citizens, the corporation shall be entitled, but not obligated, to register those shares in the Foreign Stock Record.

      Section 4.  SUSPENSION OF VOTING RIGHTS.

            (a) SUSPENSION. If at any time the number of shares of Foreign Stock exceeds the Permitted Foreign Ownership, the voting rights of shares of Foreign Stock shall automatically be suspended, in the reverse chronological order of the dates and times of registry of such shares in the Foreign Stock Record, until the voting rights of a sufficient number thereof shall have been suspended so that the number of shares of Foreign Stock that continues to have voting rights equals the greatest whole number that is less than or equal to the Permitted Foreign Ownership. The particular shares of Foreign Stock that shall have their voting rights suspended are referred to collectively as the "Excess Shares".

            (b) REINSTATEMENT: If, while the voting rights of any shares of Foreign Stock are suspended, the corporation determines that the number of shares of Foreign Stock that have voting rights is less than the Permitted Foreign Ownership, voting rights shall automatically be reinstated for shares of Foreign Stock as to which voting rights have been suspended, in the reverse order in which the voting rights thereof were suspended under
                  Section 4(a) above, until the maximum number of shares of Foreign Stock, not exceeding the Permitted Foreign Ownership, shall have voting rights. Voting rights also shall automatically be reinstated for any shares of Foreign Stock that have suspended voting rights if such shares are transferred to a person or entity that is not a Non-Citizen.


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      Section 5. REDEMPTION OF EXCESS SHARES. To the extent necessary for the corporation to comply with any present or future registration, licensing or other provisions of the Act, or regulations promulgated thereunder, the corporation shall have the power, but not the obligation, to redeem Excess Shares out of funds legally available therefor, subject to the following terms and conditions:

            (a) The per share redemption price (the "Redemption Price") to be paid for the Excess Shares to be redeemed shall be the average closing sales price of such shares on the NASDAQ National Market System Composite Tape during the 10 trading days immediately prior to the date the notice of redemption is given; or if such shares are not then traded on the NASDAQ National Market System, then the closing sales prices of such shares on any other national securities exchange on which such shares are then listed; or if such shares are not then listed on any national securities exchange, then the closing sales prices as quoted in the NASDAQ National Market System; of if such shares are not then so quoted, then the mean between the representative bid and ask prices as quoted by NASDAQ or another generally recognized reporting system, on each of such 10 trading days.

            (b) The Redemption Price may be paid in cash or by delivery of a promissory note of the corporation, at the election of the corporation. Any such promissory note shall have a maturity of not more than ten years from the date of issuance and shall bear interest at the rate equal to the then current coupon rate of a 10-year treasury note as such rate is published in the Wall Street Journal or comparable publication.

            (c) A notice of redemption shall be given by first class mail, postage prepaid, mailed not less than 15 calendar days prior to the redemption date to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock register of the corporation. Each such notice shall state (i) the redemption date, (ii) the number of shares of Voting Stock to be redeemed from such holder, (iii) the Redemption Price and the manner of payment thereof, (iv) the place where certificates for such shares are to be surrendered for payment of the Redemption Price, and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date.

            (d) From and after the redemption date, dividends, if any, on the shares of Voting Stock called for redemption shall cease to accrue and such shares shall no longer be deemed to be outstanding and all rights of the holders thereof as stockholders of the corporation (except the right to receive from the corporation the Redemption Price) shall cease. Upon surrender of the certificates for any shares so redeemed in accordance with the requirements of the notice of redemption (properly endorsed or assigned for transfer if the Board of Directors shall so require and the notice shall so state), such shares shall be redeemed by the


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                  corporation at the Redemption Price. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the shares not redeemed without cost to the holder thereof.

      Section 6. ADMINISTRATIVE MATTERS AND EFFECTIVENESS.

            (a) BY-LAWS. The Amended and Restated By-Laws of the corporation may be amended by majority vote of the Board of Directors to include appropriate provisions to effectuate the requirements of this Article FIFTEENTH.

            (b) QUORUM. Except as otherwise provided or required by law, the presence, in person or by proxy, of the holders of record of shares of Voting Stock entitling the holders thereof to cast a majority of the voting power of all shares of Voting Stock (after giving effect to the reduction of voting rights prescribed in Section 4 of this Article FIFTEENTH) shall constitute a quorum at all meetings of stockholders of the corporation, and any quorum requirement or any requirement for stockholder approval shall be determined after giving effect to the reduction in voting rights prescribed in Section 4 of this Article FIFTEENTH.

            (c) SEVERABILITY. If any section or lesser provision of this Article FIFTEENTH is determined to be invalid, void, illegal or unenforceable, then the remaining sections and provisions of this Article FIFTEENTH shall continue to be valid and enforceable and in no way be affected, impaired or invalidated.

            (d) EFFECTIVENESS. The limitations on the rights of the holders of shares of Voting Stock and the other limitations and rights of the corporation provided for in this Article FIFTEENTH shall be effective notwithstanding any other provision of this Certificate of Incorporation but only for so long as the corporation or any subsidiary (i) is subject to any restriction on the ownership of Voting Stock by Non-Citizens or (ii) if not then subject to any restriction on the ownership of Voting Stock by Non-Citizens, intends to reinstate any license, franchise or operating certificate or authority lost as a result of a restriction on the ownership of Voting Stock by Non-Citizens within a reasonable time after ceasing to hold the same.

      FOUR: The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

      FIVE: That said amendment and restatement was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law.


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            IN WITNESS WHEREOF, this Amended and Restated Certificate of
Incorporation has been executed by the Vice President and Secretary of this corporation on this 2nd day of March, 2002.

                                        /s/ Robert H. Cooper
                                       --------------------------------------
                                       Robert H. Cooper
                                       Executive Vice President and Secretary





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